UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 25, 2015

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

CREDIT AGREEMENT

On November 25, 2015, Rackspace Hosting, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, Morgan Stanley Bank, N.A., Goldman Sachs Bank USA and Wells Fargo Bank, N.A., as co-Syndication Agents, and J.P. Morgan Securities LLC, Morgan Stanley Senior Funding Inc., Goldman Sachs Bank USA and Wells Fargo Securities, LLC, as Joint Bookrunners and co-Lead Arrangers. The Credit Agreement provides for a $200,000,000 unsecured revolving credit facility, with an option of the Company to increase the amount of the credit facility by up to an additional $200,000,000, subject to certain terms and conditions as set forth therein. The Credit Agreement replaces the Company’s existing $200,000,000 Revolving Credit Agreement, dated as of September 26, 2011 (the “Existing Credit Agreement”), which was due to mature September 26, 2016. Proceeds of loans made under the Credit Agreement may be used by the Company to repay amounts outstanding under the Existing Credit Agreement, for working capital and general corporate purposes.

Revolving loans may be borrowed, repaid and reborrowed until November 25, 2020, at which time all amounts borrowed must be repaid. Borrowings are denominated in U.S. dollars. No loans are currently outstanding under the Credit Agreement. The Company has Letters of Credit with an aggregate face amount of approximately $400,000 outstanding under the Credit Agreement.

Revolving loans will bear interest, at the Company’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of between 0.250% and 1.000%, depending on the Company’s consolidated total leverage ratio, or (ii) a per annum rate equal to the reserve adjusted Eurodollar rate, plus a margin of between 1.250% and 2.000%, depending on the Company’s consolidated total leverage ratio. Base rate is defined as the greatest of (A) JPMorgan’s prime rate, (B) the federal funds rate plus 0.500% or (C) the rate at which deposits in U.S. dollars are offered in the London interbank market for a period of one month plus 1.00%. The Eurodollar rate is determined as the rate at which deposits in U.S. dollars are offered in the London interbank market for the applicable interest period.

If any principal interest or fee or other amount payable by the Company under the Credit Agreement is not paid when due, the overdue amounts will bear interest at the otherwise applicable rate plus 2.0%. The Company will pay to each lender a fee on a quarterly basis based on the daily unutilized amount of each lender’s commitment to make loans, of between 0.250% and 0.400%, depending on the Company’s consolidated total leverage ratio. Revolving loans may be prepaid without penalty, subject to customary breakage costs for loans bearing interest at the Eurodollar rate. The Company is also obligated to pay customary fees for a credit facility of this size and type.

The Credit Agreement requires the Company to maintain a maximum consolidated total leverage ratio and a minimum consolidated fixed charge coverage ratio during the term of the credit facility. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and its subsidiaries to, among other things, grant liens, incur indebtedness, sell assets, make investments and make restricted payments, in each case subject to customary exceptions for a credit facility of this size and type.

The Credit Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events involving the Company or its material subsidiaries, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Credit Agreement.

NOTES

On November 25, 2015, the Company and its wholly-owned subsidiary, Rackspace US, Inc. (the “Subsidiary Guarantor”), entered into an Indenture (the “Indenture”), among the Company, the Subsidiary Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Pursuant to the Indenture, the Company issued $500 million aggregate principal amount of its 6.500% Senior Notes due 2024 (the “Notes”).

Certain terms and conditions of the Notes and the Indenture are as follows:

Maturity. The Notes mature on January 15, 2024.

Interest. The Notes accrue interest of 6.500% per year. Interest on the Notes is paid semi-annually on each January 15 and July 15, beginning on July 15, 2016.

Ranking. The Notes are the unsecured senior obligations of the Company and are initially guaranteed (the “Guarantee”) on an unsecured senior basis by the Subsidiary Guarantor. The Notes and Guarantee rank equally in right of payment with all of the Company’s and the Subsidiary Guarantor’s existing and future unsecured senior debt and rank senior in right of payment to all of the Company’s and the Subsidiary Guarantor’s future subordinated debt. The Notes and Guarantee effectively rank junior to all secured debt of the Company and the Subsidiary Guarantor to the extent of the value of the assets securing such debt and to all liabilities, including trade payables, of the Company’s subsidiaries that have not guaranteed the Notes.

Optional Redemption. At any time before January 15, 2019, the Company may redeem all or a portion of the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. At any time on or after January 15, 2019, the Company may redeem all or a portion of the Notes at certain redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time and from time to time before January 15, 2019, the Company may redeem up to 35% of the aggregate outstanding principal amount of the Notes with the net cash proceeds received by the Company from certain equity offerings at a price equal to 106.500%, plus accrued and unpaid interest, provided that the redemption occurs no later than 90 days after the closing of the related equity offering, and at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately thereafter.

Mandatory Repurchase. Upon the occurrence of a change of control or certain asset sales, the Company must offer to repurchase the Notes at a price equal to 101%, in the case of a change of control, or 100%, in the case of an asset sale, of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Covenants. The Indenture contains covenants limiting, among other things, the Company’s ability and the ability of the Company’s restricted subsidiaries to:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	incur liens;

•	enter into in sale-leaseback transactions;

•	provide subsidiary guarantees;

•	engage in transactions with affiliates, except on an arms-length basis;

•	make investments; or

•	merge or consolidate with any other person.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the Notes to become immediately due and payable:

•	failure to pay interest on Notes when the same becomes due and payable and the default continues for 30 days;

•
failure to pay the principal of Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise on the date specified for such payment in the applicable offer to purchase;

•
a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes;

•
the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any debt of the Company or any of its restricted subsidiaries, or upon the acceleration of the final stated maturity of any such debt (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such restricted subsidiary of notice of any such acceleration) if the aggregate principal amount of such debt, together with the principal amount of any other such debt in default for failure to pay principal at final stated maturity or which has been so accelerated (in each case, with respect to which the 30-day period described above has passed), equals $50.0 million or more at any time;

•
one or more judgments in an aggregate amount in excess of $50.0 million shall have been rendered against the Company or any of its restricted subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

•	certain events of bankruptcy affecting the Company or any of its material subsidiaries; or

•
any Guarantee of a guarantor of Notes that is a material subsidiary (or group of guarantors that would constitute a material subsidiary) or any material provision thereof ceases to be in full force and effect or any Guarantee of a guarantor is declared to be null and void and unenforceable or any Guarantee of a guarantor is found to be invalid or any guarantor denies its liability under its Guarantee.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the Indenture and the Notes.

Item 1.02. Termination of a Material Definitive Agreement

In connection with entering into the Credit Agreement as described in Item 1.01, on November 25, 2015, the Company terminated the Existing Credit Agreement and repaid the outstanding loans thereunder.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	November 30, 2015	By:	/s/ Karl Pichler
Karl Pichler
Chief Financial Officer and Treasurer